CCH Holdings Ltd

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

CERTIFICATE NUMBER

SHARES

PAR VALUE $0.00001
ORDINARY SHARES

CUSIP NO.

THIS CERTIFIES THAT

Is The Owner Of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE ORDINARY SHARES PAR VALUE OF $0.00001 EACH OF

CCH HOLDINGS LTD

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

CCH HOLDINGS LTD
SEAL
CAYMAN ISLANDS

DATED:

Countersigned and Registered:
TRANSHARE CORPORATION
Transfer Agent

By

Authorized Signature

GOH KOK FOONG
Chairman and Chief Executive Officer

Bayside Center 1, 17755 N. US Highway 19, Suite 140, Clearwater, FL 33764
303.662.1112